UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 31, 2015

Date of Report (Date of earliest event reported)

Frank’s International N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	001-36053	98-1107145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(Address of principal executive offices)

+31 (0)20 693 8597

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information under Item 5.02 below regarding the Separation Agreement is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2016, Frank’s International N.V. (the “Company”) announced D. Keith Mosing has stepped down, effective December 31, 2015, as Executive Chairman of the Company and as Chairman of the Company’s board of supervisory directors (the “Supervisory Board”). Mr. Mosing will remain a non-executive member of the Supervisory Board.

Under Mr. Mosing’s separation from service, he is entitled to a severance payment and other benefits pursuant to Section 5.2 of his employment agreement, which payment and benefits include: (i) a severance payment of $16,512.666.67, less applicable taxes; (ii) payment of his 2015 annual bonus, as determined in good faith by the Supervisory Board, in accordance with the performance criteria established for the annual bonus, which is based on the Company’s performance for fiscal year 2015, to be paid in the first quarter of 2016 pursuant to the schedule set forth in the employment agreement, and (iii) for up to 18 months following his resignation, continued health coverage and reimbursement of premium costs under the Company’s group health plan to effectuate the same premium rate paid by active senior executive employees of the Company. Mr. Mosing’s unvested restricted stock units (“RSUs”) will (i) fully vest under his 2013 RSU award agreement and (ii) continue vesting as if Mr. Mosing were still employed under his 2015 RSU award agreement, in each case subject to certain restrictive covenants that remain in effect through the completion of the vesting schedule included therein. Additionally, Mr. Mosing will be provided with an office and reimbursement for administrative support through year-end 2017, as well as reimbursement of reasonable attorneys’ fees incurred by him in connection with his separation from service. As part of his transition from his employment with the Company, Mr. Mosing will be visiting certain clients and Company offices during the first three quarters of 2016, and such reasonable expenses associated with this travel will be reimbursed by the Company. The payments and benefits listed above are included in a separation agreement (the “Separation Agreement”) between Mr. Mosing and the Company.

Under the terms of the RSU award agreements, his employment agreement, and the Separation Agreement, Mr. Mosing generally is subject to certain non-competition, non-solicitation, confidentiality, non-disparagement, non-disclosure and cooperation provisions. Mr. Mosing also agreed to a general waiver and release of claims against the Company for any liability relating to his employment and transition to a non-executive, non-Chairman member of the Supervisory Board.

The foregoing description of the Separation Agreement is qualified by reference to the full text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

On January 5, 2016, the Company announced the appointment by the Supervisory Board of Michael Kearney, effective January 1, 2016, as Chairman of the Supervisory Board.

There are no understandings or arrangements between Mr. Kearney and any other person pursuant to which Mr. Kearney was selected to serve as Chairman of the Supervisory Board. Mr. Kearney does not have any relationships requiring disclosure under Item 401(d) of Regulation S-K or any interests requiring disclosure under Item 404(a) of Regulation S-K. Mr. Kearney will continue to be eligible to receive annual cash retainers, as well as grants under the Company’s 2013 Long Term Incentive Plan, which was filed as Exhibit 4.3 to the Registration Statement on Form S-8 on August 13, 2013, and is incorporated herein by reference, each in accordance with the Company’s program for compensation of non-employee directors.

Item 7.01 Regulation FD Disclosure.

On January 5, 2016, the Company issued a press release disclosing the organizational changes described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that section, and is not incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of the Exhibits

99.1	Press Release dated January 5, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Frank’s International N.V.

Date: January 5, 2016	By:	/s/ Alejandro Cestero
Name: Alejandro Cestero
Senior Vice President, General Counsel and Secretary